EXHIBIT 99.1

Interline Brands, Inc. Adopts Shareholder Rights Plan

Jacksonville, Fla. – March 23, 2009 - Interline Brands, Inc. (NYSE: IBI) (“Interline” or the “Company”), a leading distributor and direct marketer of maintenance, repair and operations products, announced that its Board of Directors has adopted a shareholder rights plan (the “Rights Plan”), pursuant to which a dividend distribution of one preferred stock purchase right (a “Right” and collectively, the “Rights”) will be made for each outstanding share of the Company’s common stock. The Rights are not exercisable unless an entity becomes, or launches a tender offer to become, the beneficial owner of 15% or more of the Company’s outstanding common stock (including derivative positions), subject to certain exceptions.

The Rights are designed to enable all Interline shareholders to realize the full long-term value of their investment and to provide for fair and equal treatment for all shareholders in the event that an unsolicited attempt is made to acquire the Company. Interline’s Board of Directors believes the value of the Company is not reflected in the current market price of the Company’s stock, which may make the Company vulnerable to abusive takeover tactics. The Rights plan was not adopted in response to any known offers to acquire Interline and is similar to Rights agreements adopted by many other companies.

Each Right will entitle stockholders to buy one one-thousandth of a share of a new series of junior participating preferred stock at a purchase price of $30.00, subject to adjustment. The distribution will be made on or after April 2, 2009, payable to stockholders of record as of the close of business on that date, and is not taxable to stockholders.

If a person or group acquires 15% or more of the Company’s outstanding common stock, the Rights Plan would entitle the Company’s stockholders, other than the acquirer, the opportunity to purchase for each share of common stock owned, $30.00 worth of shares of the Company’s common stock having a market value of twice such price. The Rights under the Rights Plan are not transferable unless the Rights have become exercisable. Once triggered, the Rights may be sold by stockholders (other than the acquirer).

Existing stockholders who already own at least 15% of the Company’s outstanding common stock will not automatically trigger the exercise of the Rights, unless such stockholder acquires shares of common stock in excess of the percentage (rounded, if applicable, up to the next whole percentage point) such stockholder owns as of March 22, 2009.

Interline’s Board of Directors may redeem the rights for $0.001 per right at any time prior to the time when the rights become exercisable. Unless the rights are redeemed, exchanged or terminated earlier, they will expire on March 22, 2012.

About Interline

Interline Brands, Inc. is a leading national distributor and direct marketer with headquarters in Jacksonville, Florida. Interline provides maintenance, repair and operations products to a diversified customer base made up of professional contractors, facilities maintenance professionals, and specialty distributors primarily throughout the United States, Canada, the Caribbean and Central America.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. The Company has tried, whenever possible, to identify these forward-looking statements by using words such as “projects,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” and similar expressions. Similarly, statements herein that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. The risks and uncertainties involving forward-looking statements include, for example, economic slowdowns, general market conditions, credit market contractions, consumer spending and debt levels, adverse changes in trends in the home improvement and remodeling and home building markets, the failure to realize expected benefits from the AmSan acquisition, material facilities systems disruptions and shutdowns, the failure to locate, acquire and integrate acquisition candidates, commodity price risk, foreign currency exchange risk, interest rate risk, the dependence on key employees and other risks described in the

Company’s  Annual Report on Form 10-K for the fiscal year ended December 28, 2008. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time.

CONTACT: Mike Agliata

PHONE: 904-421-1471

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